EXHIBIT 16.1

October 19, 2001

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Disc Graphics, Inc. (the "Company") and, under the date of February 2, 2001, except for notes 6, 8 and 17, which are as of April 13, 2001, we reported on the consolidated financial statements of Disc Graphics, Inc. and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the two-year period ended December 31, 2000. On October 12, 2001, our appointment as principal accountants was terminated. We have read Disc Graphics, Inc.'s statements included under Item 4 of its Form 8-K dated October 12, 2001, and we agree with such statements, except that KPMG is not in a position to agree or disagree with the Company's statements that: (i) the decision to dismiss KPMG was approved by the Company's Audit Committee of the Board of Directors; and (ii) on October 12, 2001, the Company engaged PricewaterhouseCoopers, LLP ("PWC") as its new independent accountant and auditor and that this decision was approved by the Audit Committee of the Board of Directors of the Company.

Very truly yours, KPMG LLP By: /s/ KPMG LLP